Exhibit 4.50

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule
24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange
Commission.

Addendum 1 to Subscriber Agreement

This Addendum (“Addendum 1”) is made on 29th August 2016 (“Effective Date”) with reference to the Subscriber Agreement dated 1 January, 2015 (“Agreement”), and is effective between:

InterGlobe Technologies Inc., a company incorporated under the laws of USA, having its registered office at 303, Fifth Avenue #1608, New York, NY 10016, United States of America (“IGT”), and

ibibo Group Pvt. Ltd., a company incorporated under the Companies Act 1956, (India), having its registered office at F-130, G.F, Street No. 7, Pandav Nagar, Delhi-110091 (“ibibo”)

IGT and ibibo shall be referred to individually as ‘Party’ and collectively as ‘Parties’.

WHEREAS, the Parties have executed the Agreement, effective from 1 January, 2015;

WHEREAS, the Parties wish to amend certain provisions of the Agreement by way of this Addendum 1;

NOW THEREFORE, the Parties agree as follows:

1.	Amendments to the Agreement

1.1	Section 2.1 (b) shall be deleted in its entirety and replaced with the following:

Software Updation: IGT may, from time to time provide new releases, enhancements or modifications of the Software (“Software Updation”) within 30 days of the same being released and ibibo shall install such new releases, enhancements or modifications and implement the same within 30 business days of delivery of the same by IGT. In the event of Software Updation leading to any malfunction or damages to ibibo’s system and adversely effecting booking conversion rates, the same shall be considered material breach of this Agreement. Ibibo shall have a right to terminate the Agreement with immediate effect if such material breach is not cured within 10 days of the breach being intimated to IGT. Ibibo shall have the right to switch to other GDS providers from the time of notification of such malfunction to IGT. Notwithstanding anything contained herein, ibibo shall be eligible for incentive for the bookings made during the aforesaid notice period.

1.2	Fifth paragraph of Section 3 shall be deleted in its entirety and replaced by the following:

“IGT further agrees and acknowledges that Non-Eligible Bookings materialised by ibibo shall not fall within the scope of this Agreement.”

1.3	Section (iv) of 6th paragraph of Section 3 shall be deleted in its entirety and replaced by the following:

IGT further agrees and acknowledges that such bookings materialised by ibibo shall not fall within the scope of this Agreement

1.4	Section 3(a) shall be deleted in its entirety and replaced by the following:

Addition of a Domestic and International Airline: Parties agree that in the event that a domestic and/or international airline begins its participation in the Galileo System after the Effective Date, the parties shall, in good faith, negotiate and agree in writing the productivity incentive rate for Segments generated with respect to such airline. No productivity incentive shall be paid for such Segments unless the parties conclude their negotiations and reduce their understanding in writing.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

1.5	Section 7 (a) shall be deleted in its entirety and replaced by the following:

“This Agreement shall come into effect from the Effective Date and remain in full force and effect for an initial period of 2 years (“Initial Term”). After expiry of the Initial Term, this Agreement shall automatically renew for successive periods equivalent to the Initial Term, unless terminated in the manner contained in this Agreement.”

1.6	Section 7 (d) shall be deleted in its entirety and replaced by the following:

Subject to clause 2.2(d) of the Agreement, if in the event there is persistent degradation in response times on Galileo System as compared to other GDS’s or in its own past performance and is having a material impact on ibibo’s business, then, ibibo will notify IGT in writing of such instances with documentary evidence. Persistent degradation may include but is not limited to any technical issue or malfunction with the Galileo system adversely effecting ibibo’s conversion rates on account of response time, non-availability of inventory and pricing information, or customer issues pre or post transaction due to wrong representation of flight information like fare rules, policies etc. IGT shall within 10 days from such intimation and upon substantiation of such degradation, arrange for remedial action, failing which ibibo may terminate the Agreement immediately. During the period from the date of intimation till the expiry of the above mentioned period of 10 days, ibibo shall have the option to use other GDS providers to materialise the bookings. Bookings through such other GDS providers shall not be within the ambit of this Agreement.

1.7	Schedule B of the Agreement shall be deleted and replaced with Schedule B of this Addendum 1.

2.	Term and Termination

This Addendum 1 shall be effective from the Effective Date.

3.	Confidentiality

The terms and conditions of this Addendum 1 constitute Confidential Information in accordance with the terms and conditions of the Agreement.

4.	General

4.1	All capitalized terms undefined herein shall have the meanings ascribed to them in the Agreement.

4.2	Except as expressly modified by this Addendum 1, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict or inconsistencies between the Agreement and this Addendum 1, the provisions of this Addendum 1 shall prevail to the extent of such conflict or inconsistencies.

4.3	Upon execution of this Addendum 1, the terms and conditions set forth herein shall become an integral part of the Agreement, effective as on the Effective Date.

4.4	This Addendum 1, including the Agreement of which it is a part, is the complete agreement between the Parties with respect to the subject matter of this Addendum 1 and the Agreement and supersedes all prior understandings and/or agreements, oral or written, between the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum 1 to take effect on the date herein above written.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

InterGlobe Technologies Inc.	ibibo Group Pvt. Ltd.

By:	By:

Title:	Title:

Date:	Date:

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

SCHEDULE B – CALCULATION AND PAYMENT OF INCENTIVES

a.	Calculation of productivity incentives: The amount of productivity incentives for a calendar year shall be calculated by multiplying the actual number of Segments booked by ibibo in the calendar year by the following applicable rate:

Segment Production	Financial Incentives per Segment (USD)
International Flights	XXXX
XXXX	XXXX
XXXX	XXXX

b.	Payment of Incentives: IGT shall pay upfront advance of XXXX (“advance amount”) to ibibo. The upfront Advance shall be set off monthly against the bookings materialised on the Galileo GDS till such time the entire Upfront Advance is adjusted. Monthly invoices shall be raised by Ibibo on the highest performance incentive slab. At the time of annual review by both Parties, which shall be carried out in Jan of each calendar year, adjustment if any shall be done to the total earning in the previous calendar year. The advance amount maybe replenished if it falls below 20% and if ibibo has made prior requisition of the same. The payment to ibibo will be made in US Dollars.

Business review shall take place every twelve months to analyse the business performance of ibibo which can be further revised or modified post negotiations and mutual consent of both the Parties in writing.

In the event of any amounts being due by ibibo to IGT pursuant to any part of this Agreement, including but not limited to productivity incentives for abusive, speculative, fictitious or duplicative bookings, IGT shall inform Ibibo of the same.

c.	Technical issues

Technical issues shall include:

i.	issues including but not limited to availability of inventory and prices which may adversely effecting conversion rates of ibibo.

ii.	issues leading to overall down gradation of performance of Galileo GDS in terms of parameters including but not limited to availability and prices of inventory as compared to the direct or indirect competitors of Galileo GDS and its own past performance.

iii.	Issues with Galileo GDS leading to misrepresentation of pricing, fares rules and policies as compared to other GDS operators and Galileo GDS’s past performance. In the event Technical issues are not resolved within 10 days of intimation of the same by ibibo to IGT, the same shall be considered material breach of the Agreement and ibibo shall terminate the Agreement with immediate effect. Ibibo shall have the right to switch to other GDS operators from the date of intimation of the technical issues to IGT

d.	If the Galileo GDS breaks. Ibibo shall have the right to switch to other GDS operators from the time of the break down begins and continues.

Confidential Treatment Requested

The portions of this document marked by “XXXX” have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, and have been filed separately with the Securities and Exchange Commission.

e.	New domestic and international airline carrier added after signing of the Agreement. GDS segment on the same shall only be considered for the purpose of this Agreement provided both parties have come to a mutual agreement on performance incentive. Else such new domestic and international airlines shall be outside the purview of this Agreement.

f.	XXXX

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